Exhibit 10(z)

RETENTION AGREEMENT

This RETENTION AGREEMENT (“Agreement”), dated as of this January 31, 2018 and effective upon the first day of the employment of Employee (as defined below) by the Company (as defined below) to occur as soon as practicable on a date mutually agreed upon between the parties of this agreement that is prior to July 1, 2018 and no later than 30 days following the closing of the Sempra Energy transaction that is the subject of Public Utility Commission of Texas Docket No. 47675 (such first date of employment being the “Effective Date”), is entered into between Oncor Electric Delivery Company LLC (“Company”) and Matt Henry (“Employee”).

WHEREAS, Employee is a valuable employee whom the Company wishes to retain and motivate;

WHEREAS, Employee is willing to continue in such employment; and

WHEREAS the Company and Employee desire to enter into this Agreement setting forth the terms and conditions of certain retention bonuses that may become payable to Employee; and

WHEREAS, it is important that the terms and conditions of this Agreement be and remain strictly confidential.

NOW THEREFORE, in consideration of the foregoing and the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Retention Bonus.  The Company agrees to pay Employee the retention bonuses as provided in this Section 1.

(a)    The First Retention Bonus.  If the Effective Date occurs on or before March 1, 2018 and if Employee remains in the continuous employ of the Company or an Affiliate, and continues the satisfactory performance of Employee’s job duties as directed by the Company or Affiliate, through March 1, 2018 (the “First Vesting Date”), the Employee will earn and the Company will pay to Employee three hundred thirty-four thousand seven hundred fifty dollars ($334,750) multiplied by the approved 2017 EAIP scorecard results plus seven hundred fifty-eight thousand eighty dollars ($758,080)  multiplied by the approved 2015-2017 LTIP scorecard results (the “First Retention Bonus”) in accordance with its normal payroll practices and procedures on, or as soon as administratively possible after, March 15, 2018.  If the Effective Date occurs after March 1, 2018 but prior to July 1, 2018 and Employee is in the employ of the Company at such time, then the amount of the First Retention Bonus shall be reduced by multiplying such amount by the number of days between the Effective Date and December 31, 2018 (inclusive) and dividing by 306, with the resulting amount (the “Alternative First Retention Bonus”) being earned by the Employee and paid by the Company to Employee in accordance with the Company’s normal payroll practices and procedures on, or as soon as administratively possible after, the Effective Date.

(b)    The Second Retention Bonus. If Employee remains in the continuous employ of the Company or an Affiliate, and continues the satisfactory performance of Employee’s job duties as directed by the Company or Affiliate, through March 1, 2019 (the “Second Vesting Date”), the Employee will earn and the Company will pay to Employee seven hundred fifty-eight thousand eighty dollars ($758,080) multiplied by the approved 2016-2018 LTIP scorecard results (the “Second Retention Bonus”) in accordance with its normal payroll practices and procedures on, or as soon as administratively possible after, March 15, 2019.

(c)    The Third Retention Bonus. If Employee remains in the continuous employ of the Company or an Affiliate, and continues the satisfactory performance of Employee’s job duties as directed by the Company or Affiliate, through March 1, 2020 (the “Third Vesting Date”), the Employee will earn and the Company will pay to Employee seven hundred fifty-eight thousand eighty dollars ($758,080) multiplied by the approved 2017-2019 LTIP scorecard results (the “Third Retention Bonus”) in accordance with its normal payroll practices and procedures on, or as soon as administratively possible after, March 15, 2020.

(d)    The Fourth Retention Bonus. If the Effective Date occurs on or after April 1, 2018 but prior to July 1, 2018 and if Employee remains in the continuous employ of the Company or an Affiliate, and continues the satisfactory performance of Employee’s job duties as directed by the Company or Affiliate, through March 1, 2021 (the “Fourth Vesting Date”), the Employee will earn and the Company will pay to Employee seven hundred fifty-eight thousand eighty dollars ($758,080) multiplied by the approved 2018-2020 LTIP scorecard results (the “Fourth Retention Bonus”) in accordance with its normal payroll practices and procedures on, or as soon as administratively possible after, March 15, 2021.

2.    Treatment of Retention Bonus Under Certain Circumstances.

(a)    Termination of Employment for Cause and Without Good Reason.  In the event that Employee’s employment with the Company or an Affiliate, as applicable, is terminated before the Fourth Vesting Date either:  (i) by the Company for “Cause” (as defined below) or (ii) by Employee without “Good Reason” (as defined below), then any Retention Bonus that has not been paid as provided in Section 1 of this Agreement shall be immediately forfeited by Employee.  Upon such forfeiture, Employee shall have no further rights with respect to any Retention Bonus under this Agreement.

(b)    Termination of Employment Without Cause, for Good Reason, Death or Disability.  In the event that Employee’s employment with the Company or an Affiliate, as applicable, is terminated before the Fourth Vesting Date: (i) by the Company without Cause, (ii) by Employee for Good Reason, or (iii) by reason of the Employee’s death or disability, (A) any Retention Bonus that has not been earned as provided in Section 1(b), (c) and (d) of this Agreement shall, on a pro-rata basis as would be calculated under the

LTIP, immediately vest and be considered earned and shall be paid on the next regularly scheduled payroll date following Employee’s termination of employment with the Company or an Affiliate, as applicable, and (B) any Retention Bonus that has not been earned as provided in Section 1(a) of this Agreement shall immediately vest and be considered earned and shall be paid on the next regularly scheduled payroll date following Employee’s termination of employment with the Company or an Affiliate, as applicable.

(c)    Definitions.  Capitalized terms used in this Agreement shall have the following meanings:

(i)    “Affiliate” means any entity that controls, is controlled by, or is under common control with the Company; and

(ii)    “Cause” means any one or more of the following:  (A) Employee’s breach of any fiduciary duty to the Company; (B) Employee’s gross negligence in the performance of Employee’s duties; (C) Employee’s failure or refusal to faithfully and diligently carry out the duties of Employee’s position with the Company; (D) any action or failure to act on the part of Employee that results in material injury to the assets, business prospects, or reputation of the Company or any “Affiliate” (as defined below); (E) Employee’s appropriation of a material business opportunity of the Company or any Affiliate of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into by, or on behalf of, the Company or an Affiliate; (F) Employee’s breach of the Company’s Code of Conduct or a material employment policy or rule of the Company governing employee conduct; or (G) Employee’s indictment or plea of nolo contendere or guilty for a felony or other crime involving fraud, theft, embezzlement, or moral turpitude.

(iii) “Change in Control” means the occurrence of any of the following events:

(A)    following the closing of the Sempra Energy transaction that is the subject of Public Utility Commission of Texas Docket No. 47675, Sempra Energy ceases to beneficially own (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) a majority of the outstanding equity interest of the Company or its successor (by consolidation or merger);

(B)    any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all, or substantially all, of the assets of the Company, other than to Sempra Energy or an entity (or entities) of which Sempra Energy beneficially owns a majority of the outstanding equity interest; or

(C)    individuals who as of the Effective Date constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least seventy-five percent (75%) of the directors comprising the Incumbent

Board shall be, for purposes of this clause (C) considered as though such person were a member of the Incumbent Board.

(iv)    “Good Reason” means any one or more of the following events or actions which are taken without the express, voluntary consent of Employee: (A) a material reduction in Employee’s base salary, other than a broad-based reduction of base salaries of all similarly situated employees of the Company or an Affiliate, as applicable; (B) a material reduction in the aggregate level or value of benefits for which Employee is eligible other than a broad-based reduction applicable on a comparable basis to all similarly situated employees of the Company or an Affiliate, as applicable; (C) a material reduction in Employee’s authority, duties, responsibilities or title, including a material reduction in the budget over which Employee retains authority; (D) Employee is required to permanently relocate outside of a fifty (50) mile radius of Employee’s principal residence in order to perform his or her duties; (E) Employee is asked or required to resign in connection with a Change in Control and does so resign; or (F) an adverse change in the Employee’s (i) reporting level or responsibilities, (ii) title and/or scope of responsibility, (iii) management authority, or (iv) the scope or size of the business or entity for which the Employee had responsibility, in each case as in effect immediately prior to the effective time of a Change in Control.

3.    Employment At-Will.  This Agreement shall not be construed as giving Employee any right of employment or continued employment with the Company or any Affiliate.  Employee recognizes and agrees that his/her employment is of an at-will nature and that this Agreement does not restrict or limit the Company’s right to terminate Employee, or Employee’s right to resign, at any time for any or no reason.  Employee also understands that he/she is bound by all employment rules, policies, and procedures applicable to employees of the Company.

4.    Non-Disclosure and Non-Solicitation.  Employee understands and agrees that Employee currently has, and in connection with the retention hereunder, will continue to acquire additional information of a proprietary and/or confidential nature relating to the business of the Company and its Affiliates.  Employee further understands that Employee would not be allowed to gain access to proprietary and/or confidential information without the promises and agreements contained in this Section 4.  Employee's obligations under this Section 4 are in addition to any other non-disclosure and non-solicitation obligations by which the Employee is otherwise bound and shall not reduce or override any such obligations.

(a)    Non-Disclosure Generally.  Employee acknowledges and agrees that, in Employee’s capacity as an employee of the Company, Employee is obligated to maintain all such proprietary and/or confidential information in the strictest confidence and not to use such information in any way except in the course and scope of properly carrying out Employee’s duties to the Company.  Without in any way limiting the foregoing, Employee hereby expressly confirms agreement to follow all Company policies and procedures, including the Code of Conduct, the Confidentiality Procedures, and the Data Privacy Procedures.

(b)    Non-Solicitation.  Employee agrees that, during employee’s employment with the Company or any Affiliate and for a period of twelve (12) months thereafter, Employee will not, directly or indirectly, either as an employee, employer, independent contractor, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity either for his/her own benefit or the benefit of any other person or entity, solicit, recruit, induce, encourage or in any way cause any employee of the Company or an Affiliate to terminate his or her employment with the Company or such Affiliate.

5.    Injunctive Relief.  Employee understands that in the event of Employee’s violation of the provisions of Section 4, the Company and/or its Affiliates, will suffer immediate and irreparable harm and that monetary damages alone will be inadequate to compensate the Company, or its Affiliates, for such violation.  Accordingly, Employee agrees that the Company, and or its Affiliates, will, in addition to any other remedies available to it at law or in equity, be entitled to temporary, preliminary, and permanent injunctive relief and specific performance to enforce the provisions of Section 4 without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond.

6.    Beneficiary Designation. Employee may name any beneficiary or beneficiaries (who may be named contingently or successively) to receive the Retention Bonus granted under this Agreement in case of Employee’s death before such payment.  Each such designation shall be in a form prescribed by the Company, and shall be effective only when filed by Employee with the Company during Employee’s lifetime.  In the absence of any such beneficiary designation, benefits payable, or rights exercisable, following Employee’s death shall be paid or exercised by Employee’s executor, administrator, or legal representative.

7.    Assignment.  No right of Employee hereunder may be assigned, sold, transferred, pledged, hypothecated or otherwise disposed of and any attempt to effect any such assignment, sale, transfer, pledge, hypothecation or disposition shall be null and void and of no force or effect whatsoever.  This Agreement is assignable by the Company to any Affiliate or to a non-affiliated successor in interest.

8.    Withholding.  Employee understands and agrees that the Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation as well as any amounts owed to the Company by Employee on any Company issued or sponsored travel or credit cards or any other expenses or payments for which the Company is entitled to be reimbursed.

9.    Governing Law.  This Agreement shall be governed, construed, interpreted, and administered in accordance with the laws of the State of Texas.  This Agreement is being entered into and shall be performed, in whole or in part, in Dallas County, Texas, and the parties hereby acknowledge and agree that, in any dispute involving or arising under this Agreement, venue shall be in the appropriate court in Dallas County, Texas.

10.    Severability.  In the event any provision of this Agreement shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality, or enforceability of any remaining provision or portion of any provision, which shall remain in full force and effect as if this Agreement had not contained the invalid, illegal, or unenforceable provision or portion.

11.    Retention Bonus Not Benefit Eligible.  Employee understands and agrees that the Retention Bonus shall be considered as extraordinary, special incentive compensation, and it will not be included as “earnings,” “wages,” “salary” or “compensation” in any pension, welfare, life insurance, or other employee benefit plan or arrangement of the Company.

12.    Entire Agreement, Modification, and Waiver.  This Agreement contains the entire understanding of the parties regarding the subject matter hereof, and it may not be amended or modified other than by a written agreement executed by the parties, nor may a provision hereof be waived except by a writing signed by the party waiving such provision.

13.    Headings.  Headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ONCOR ELECTRIC DELIVERY COMPANY LLC

/s/ E. Allen Nye, Jr.
E. Allen Nye, Jr.
Senior Vice President
General Counsel and Corporate Secretary

EMPLOYEE

/s/ Matt Henry
Matt Henry